HemaCare Corporation

                                EXHIBIT 11

                    Basic and Diluted Net (Loss) Income per Share

                                               Three months ended
                                                     March 31,
                                           ---------------------------
                                              2003           2002
                                           -----------    ------------
             BASIC
             -----
Weighted average common shares used
  to compute basic earnings per
  share...............................      7,751,060      7,591,119
                                           ===========    ===========

                   Net income (loss)..     $    8,000     $ (138,000)
                                           ===========    ===========

Basic net income (loss) per share.....     $     0.00    $     (0.02)
                                           ===========    ===========

             DILUTED
             -------
Weighted average common shares used to
  compute basic earnings per share....      7,751,060      7,591,119

Dilutive common equivalent shares
  attributable to stock options
  (based on average market price).....         82,458              -
                                           -----------    -----------
Weighted average common shares and
 equivalents used to compute
 diluted earnings per share...........      7,833,518      7,591,119
                                           ===========    ===========

               Net income (loss)......     $    8,000     $ (138,000)
                                           ===========    ===========

Diluted net income (loss) per share ..     $     0.00   $      (0.02)
                                           ===========    ===========
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